EXHIBIT 24





KPMG PEAT MARWICK LLP




                          Independent Auditors' Consent



The Board of Directors
Vicon Industries, Inc.




We consent to incorporation by reference in the Registration Statements (No. 33-7892, 33-34349, 33-90038 and 333-30097) on Form S-8 and No. 333-46841 on Form
S-2 of Vicon Industries, Inc. of our report dated December 4, 1998 relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K of Vicon Industries, Inc.





                                                          KPMG Peat Marwick LLP




Jericho, New York
December 24, 1998